CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


          As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 3 to the Registration Statement for Satuit Capital Management Trust (SEC File No. 811-10103) of all references to our firm included in or made a part of this Amendment.







McCurdy & Associates CPA's, Inc.

/s/ McCurdy & Associates CPA's, Inc.
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Westlake, Ohio
November 22, 2000